Mr. Don DeLoach

Chairman of the Board

Apropos Technology, Inc.

June 20, 2005

Dear Don:

We are pleased that you have chosen InfoMentis, Inc. (“InfoMentis”) to provide consulting services in connection with serving as interim CEO at Apropos (the “Services”). The purpose of this letter agreement (the “Letter”) is to outline the terms and conditions under which we will be providing the Services to Apropos Technology, Inc. (the “Client”).

1.   Services. The specific Services to be provided will be described in a Statement of Work (see Exhibit A), which will contain information about the scope of engagement, the Services, the pricing and other information as may be necessary and desirable to understand the particular requirements and assumptions of the specific project at issue. The parties may specify additional Services by executing additional Statements of Work (to be identified as Exhibits A-1, A-2, A-3, et seq.) subject to the terms and conditions of this Letter.

InfoMentis agrees to provide the Services to the personnel designated by Client and upon the terms and conditions set forth in this Letter. InfoMentis shall provide all Services under this Letter in a professional and workmanlike manner consistent with generally accepted industry standards. Client nevertheless acknowledges that the Services by their nature cannot be warranted as to effectiveness.

2.   Client’s Responsibilities. Client shall provide InfoMentis personnel at Client’s expense with a suitable work space for performance of the Services to be rendered by InfoMentis hereunder together with all technical matter, data, information, software and operating supplies and knowledgeable personnel in the use of customer software as may be necessary or appropriate for the performance of the Services hereunder. Client shall provide materials, equipment, and access to a facility configured in a manner as InfoMentis may reasonably require for the performance of the Services.

3.   Confidential Information. InfoMentis agrees that it shall not use or permit the use of any confidential information of the Client except in the course of performing its services under this Letter. Client confidential information shall include written information disclosing Client’s research, development or business activities and which is designated as confidential information by Client. For purposes of this Letter, Client confidential information shall not include any invention or information which is previously known to InfoMentis, which has become generally available to the public, which is properly received by InfoMentis from a third party or which is otherwise independently developed by InfoMentis.

The obligations of confidentiality provided hereunder shall survive for a period of two (2) years after the expiration, cancellation or termination of this Letter (specifically including any extensions of this Letter), for any reason; provided, however, that with respect to any item of Client confidential information or Confidential Information of InfoMentis which is a trade secret under applicable law, each party’s obligations of confidentiality hereunder shall survive the expiration of such two (2) year period and remain in full force and effect for so long as the applicable Client confidential information or Confidential Information of InfoMentis remains a trade secret under applicable law.

InfoMentis retains the right to use any generalized knowledge, ideas, concepts, techniques, methodologies, practices, processes and know-how learned by InfoMentis personnel (including independent contractors) in the course of performing Services under this Letter, which are retained in intangible form in the unaided memory of InfoMentis personnel, without any obligation to account to Client.

4.   Term. The term of this Letter will commence upon the Effective Date and shall terminate thirty (30) days after the Effective Date; provided, however, upon expiration of the initial term, this Letter shall thereafter renew automatically for two week terms unless either party gives the other written notice of non-renewal (which may be given with or without cause) at least one week prior to the end of the then current initial term or renewal term.

The rights and obligations of the parties under this Letter shall survive termination of this Letter for any reason.

5.   Fees. Fees for Services will be in accordance with each Statement of Work and shall be applicable for the term of this Letter, including any renewals hereof, unless the fees have otherwise been modified or amended in writing and signed by both parties. Client shall properly declare and pay all property, sales, excise, use, value added or other taxes, assessments and fees, whether federal, provincial, state, local or otherwise and however designated, which are levied, imposed or payable with respect to the Services contemplated by this Letter. Infomentis shall pay and be responsible for all workers compensation, payroll, withholding and other employment taxes for its personnel.

6.   Payment Terms. All payments due hereunder for Services are due upon receipt of invoice (unless otherwise noted on the invoice). If any amount is not paid within thirty (30) days after the due date, InfoMentis shall be entitled to receive, in addition to such amount, interest thereon at the rate of two (2) percent per month (or such lower rate as shall be the highest permissible contract rate under applicable law) from and after the date the amount was due.

7.   Expenses. When commercial transportation, overnight accommodations, living expenses or related costs are incurred by InfoMentis in carrying out the Services under this Letter, Client shall pay and reimburse to InfoMentis those reasonable expenses upon presentation of invoice. International travel and all airline flights greater than six (6) hours in length will be in Business Class.

8.   Independent Contractor. The parties agree that InfoMentis is an independent contractor and shall retain sole discretion and judgment in the manner the Services are to be performed. Neither party is, nor shall be considered to be, an agent, distributor, partner, joint venture or representative of the other party for any purpose.

9.   Limit of Liability. Whether or not advised of the possibility of any damages, InfoMentis shall not under any circumstance be liable to Client or any other party for any special, indirect or consequential damages of any kind, including, without limitation, damages for loss of goodwill, work stoppage, lost profits, lost data or computer hardware or software, damage, failure or malfunction.

10.  Indemnification. Each party will indemnify and hold the other, its directors, officers, employees and agents, harmless from and against any claims, demands, loss, damage or expense (a) related to bodily injury or death of any person or damage to property resulting from its own acts or omissions, or (b) resulting from its own breach of this Letter.

11. Miscellaneous Provisions. This Letter constitutes the entire understanding between the parties and no modification or other alteration shall be binding upon the parties unless in writing and signed by both parties hereto. This Letter supersedes any prior understandings or agreements between the parties.

Neither party may transfer or assign this Letter or any part thereof without the prior written approval of the other party and any attempted assignment or transfer without such approval shall be null and void. For purposes of this Letter, a merger, consolidation, or sale of stock resulting in a change of control of a party hereto shall constitute an assignment. This Letter shall be binding upon and shall inure to the benefit of the parties hereto and their successors and permitted assigns.

If any provision or condition of this Letter, specifically including the covenants contained in Section 3, shall be held to be invalid or otherwise unenforceable the validity, legality and enforceability of the remaining provisions of this Letter shall not be in any way be effected or impaired thereby. The parties hereby agree that any such provision or condition is severable and is to be interpreted as such to the extent permitted by applicable law.

This Letter shall be governed by and construed in accordance with the internal laws of the State of Georgia, without regard to any state’s provisions regarding conflict of laws.

If you are in agreement with these terms, please indicate your agreement by executing the enclosed copy of this Letter. If you have any questions, please do not hesitate to contact me.

Sincerely,

/s/ Kenneth D. Barwick

Kenneth D. Barwick
Principal
InfoMentis, Inc.

Agreed and Acknowledged:

/s/ Donald A. DeLoach

Effective Date: June 28, 2005

Donald A. DeLoach

Chairman

6/27/2005

EXHIBIT A

Services: General executive management consulting services in conjunction with serving as interim CEO for Apropos Technology, Inc. Services will include the following duties and responsibilities:

•	Services will be performed by Ken Barwick
•	Ken Barwick will be elected as an officer of the Client to serve as President and Chief Executive Officer
•	Ken Barwick shall have all power and authority to act as President and Chief Executive Officer of the Client, unless otherwise limited by the Board of Directors of the Client
•	Ken Barwick will not be an employee of Client and will not be paid a salary or entitled to benefits from Client
•	Ken Barwick will report to the Board of Directors of the Client and agrees to be available for a weekly update call with the Directors
•	Ken Barwick will be in the Client’s offices approximately three working days each week on average
•	Ken Barwick will be covered under the Client’s existing director and officer insurance policy

Fees: $3,300/day

•	However, no more than 3 days per week, unless otherwise agreed